Exhibit 10.1

Name and Position	Fiscal year 2015 Base Salary (1)	Number of Shares subject to option grant (2)	Target Bonus for Performance in 2015 (Percentage of Base Salary) (3)
Lisa D. Earnhardt, President & Chief Executive Officer	$430,000	150,000	50%
Jeryl L. Hilleman Chief Financial Officer	$345,100	50,000	40%
Richard E. Kaufman, Senior Vice President & Chief Operating Officer	$312,500	25,000	35%
Robert H. Binney, Jr., Vice President, Sales	$219,400	25,000	50%

Notes:

(1)	Effective January 1, 2015.
(2)	Granted by the Compensation Committee on January 21, 2015. The exercise price per share of such option grant is $21.06, the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The shares subject to each option vest commencing January 1, 2015 in equal monthly installments over four years following a six month cliff vesting period.
(3)	The actual bonus to be awarded will be at the Compensation Committee’s discretion based on the Company’s performance against specified corporate milestones determined by the Compensation Committee.